Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in the Registration Statement of SeqLL, Inc. on Form S-1 Amendment No.2 of our report dated May 15, 2023 with respect to our audits of the financial statements of Lyneer Investments, LLC as of December 31, 2022 and 2021, and for the year ended December 31, 2022, the period from August 31, 2021 through December 31, 2021 (Successor) and the period from January 1, 2021 and through August 30, 2021 (Predecessor).

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

Las Vegas, Nevada

September 1, 2023